CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 20, 2025, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Utz Brands, Inc. on Form 10-K for the year ended December 29, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Utz Brands, Inc. on Forms S-1 and S-3 (File No. 333-248954 and No. 333-259283) and on Form S-8 (File Nos. 333-251796 and 333-249796).
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
February 20, 2025